Preliminary Offering Circular dated July __, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

10SION ENERGY INCORPORATED

1812 Front Street

10sion Holdings, Inc.

Scotch Plains, NJ 07076

(908) 462-2766

info@10sionenergy.com

We are offering 1,000,000 shares of our common stock at a price of $3.00 per share, in a self-underwritten, all or none, best-efforts public offering for gross proceeds of $3,000,000. We will not place subscription funds in escrow pending sale of any or all of the shares, but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. You have no assurance of whether we will be able to sell any shares or how many shares we may sell, which may be less than required to achieve our business plan. See, How We Plan to Use Proceeds from the Sale of Our Shares. Each subscriber to purchase our shares must purchase not less than 100 shares. The offering will terminate one year from the date of this offering circular. We plan to commence sales of our common stock as soon as the Regulation A Offering Statement, of which this offering circular is a part, is qualified by the U.S. Securities and Exchange Commission. See, Description of Securities We Are Offering and How We Plan To Offer and Sell Our Shares. We are using the Form 1-A disclosure format for this offering circular.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page __ of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

	Price to the Public	Underwriting discount and commissions	Proceeds we will receive (1)
Per share	$3.00	None	$3.00
Total	$3,000,000	None	$3,000,000
(1) We expect to incur $30,000 in costs and expenses related to the sale of our shares. We do not expect to incur any underwriting discounts, commissions or related expenses or allowances.

Legends or information required by the laws of the states in which we intend to offer our common stock are set forth following the Table of Contents.

The date of this offering circular is ___________, 2020

Legends or Information Required by State Laws

[To be filed by amendment]

Use of Pronouns and Other Words

The pronouns “we”, “us”, “our” and the equivalent used in this offering circular mean 10sion Energy Incorporated and our joint venture subsidiary to be formed, 10sion Coal Inc. In some disclosures, the activities of our joint venture subsidiary are distinguished from our operations as a parent company. In the footnotes to our financial statements, the “Company” means 10sion Energy Incorporated. The pronoun “you” means the reader of this offering circular.

Summaries of Referenced Documents

This offering circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this offering circular is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this offering circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this offering circular is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

Forward-Looking Statements

This offering circular contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this offering circular.

You Should Rely Only on the Information in this Offering Circular

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

Summary of Information in Offering Circular

We were incorporated in Florida on July 17, 2020. At the date of this offering circular, we do not have a public market for our common stock, own any assets or have any operations. We do have a specific business purpose as described in this offering circular.

We are offering 1,000,000 shares of our common stock at a price of $3.00 per share, in a self-underwritten, best-efforts public offering for gross proceeds of $3,000,000 and estimated net proceeds of $2,970,000. We will not place subscription funds in escrow pending sale of any or all of the shares, but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. You have no assurance of whether we will be able to sell any shares or how many shares we may sell, which may be less than required to achieve our business plan. Each subscriber to purchase our shares must purchase not less than 100 shares. The offering will terminate one year from the date of this offering circular.

We plan to invest the net proceeds from the offering made by this offering circular in a joint venture subsidiary, 10sion Coal Inc. to be formed, which will use the funds to purchase three mining leases covering nine operating areas with evaluated metallurgical coal reserves in an established coal mining region in Greenbrier County, West Virginia and to commence mining operations at one of the leased properties. This area has produced mid-volatility metallurgical grade coal for use in steel manufacturing since the 1930s. The coal seams on which the mining leases are located include Sewell, Beckley, Firecreek, and Pocahontas #7, #6 and #3. Our interest in the joint venture subsidiary will begin at fifty-one percent and decline to forty-nine percent by 2022. Mining operations will be conducted by our joint venture partner which has, through its management, more than forty-five years of experience in coal mining operations. For information about our joint venture partner, see Management of Our Joint Venture Partner.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, the next following section.

Risk Factors

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this offering circular, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Related to Our Corporation

Our limited liquidity and financial resources threaten our ability to remain in business and pursue our business plan.

We do not have any liquidity and financial resources. We do not have capital to fund our planned acquisition and plan of operations and cannot become a going concern without the sale of shares pursuant to this offering circular. You have no assurance as to if or how many shares we can sell pursuant to this offering circular. If you are an earlier investor, you will have a greater risk of loss than later investors because you will not be able determine how many additional shares, if any, we may be able to sell and whether the sale of additional shares will enable us to pursue our business plan. If we do not raise sufficient net proceeds to purchase the three mining leases covering nine operating areas, investors will lose the amount invested because we expect to spend proceeds on other costs as described in How We Plan To Use Proceeds From The Sale Of Our Shares. In the event we are not able to obtain sufficient funding to become a going concern, you may expect us to cease operations, in which event you would lose your entire investment. We have placed a “going-concern” qualification in the notes to our financial statements which expresses doubt about our ability to remain in business.

You will experience substantial dilution in the equity value of your investment.

Certain members of our management have contributed and are expected to contribute services and not cash or tangible assets for the issue of our common stock and our Series A Preferred Stock, when authorized, will issued to our founder, Mr. Bland. The preferred stock will be convertible into shares of our common stock equal to eighty percent of our issued and outstanding common stock at any time. In the event we were to liquidate, any net funds remaining after payment of creditors would be distributed equally per share on all shares of common stock outstanding (including shares issued for services), which would include shares issued in conversion of our preferred stock but only after shares of issued and outstanding common stock prior to conversion of the preferred stock have received liquidating distributions equal to the highest cash price at which we have sold common stock. Accordingly, the funds would be averaged across all issued and outstanding common stock, including the shares for which cash or tangible assets have not been contributed, resulting in distributions on shares sold pursuant to this offering circular which could be expected to be less than the price paid by the initial purchaser. The terms of our preferred stock will include a provision that the preferred stock either before or after conversion is not eligible to participate in liquidating distributions until all common stockholders, including those who have contributed only serviced in payment for the shares, have received a distribution equal to the highest cash price at which we have sold our shares, and only then will the preferred stock participate in further distributions on an as converted basis.

You will not have any ability to influence the election of directors or other matters requiring stockholder approval because our management will own preferred stock with 80% of the vote on all stockholder matters.

Our founder, sole director and chief executive officer, Kenneth D. Bland, will own 3,000,000 shares of our Series A Preferred Stock to be authorized. This preferred stock will have a vote on all matters submitted to the stockholders for approval, voting as a single class, equal to eighty percent of all votes eligible to be cast. All shares of common stock, regardless of the number issued and outstanding, have an aggregate vote equal to twenty percent. Therefore holders of common stock will not be able to elect directors or able to approve other matters submitted to stockholders for approval.

Our ability to pay dividends may be limited by the amount of cash we generate from operations following the payment of fees and expenses, by restrictions in any future debt instruments and by additional factors unrelated to our profitability.

The declaration and payment of dividends, if any, is subject to the discretion of our board of directors and the requirements of applicable law. The timing and amount of any dividends declared will depend on, among other things: (a) our earnings, earnings outlook, financial condition, cash flow, cash requirements and outlook on current and future market conditions, (b) our liquidity, including our ability to obtain debt and equity financing on acceptable terms, (c) restrictive covenants in any future debt instruments and (d) provisions of applicable law governing the payment of dividends.

The metallurgical coal industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. The amount of cash we generate from operations and the actual amount of cash we will have available for dividends will vary based upon, among other things:

●	the ability to begin generating significant revenues and operating cash flows;
●	the market price for coal;
●	overall domestic and global economic conditions, including the supply of and demand for domestic and foreign coal, coke and steel;
●	unexpected operational events or geological conditions;
●	cost overruns;
●	our ability to enter into agreements governing the sale of coal, which are generally short-term in nature and subject to fluctuations in market pricing;
●	the level of our operating costs;
●	prevailing global and regional economic and political conditions;
●	changes in interest rates;
●	the impact of domestic and foreign governmental laws and regulations, including environmental and climate change regulations and regulations affecting the coal mining industry;
●	delays in the receipt of, failure to receive, failure to maintain or revocation of necessary governmental permits;
●	modification or revocation of our dividend policy by our board of directors; and
●	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. In addition, any future financing agreements may prohibit the payment of dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends.

We may need to raise additional capital that may not be available on acceptable terms.

We may in the future raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution in the percentage of issued and outstanding shares owned, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

The Jumpstart Our Business Startups (JOBS) Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act enacted in 2012 is intended to reduce the regulatory burden on “emerging growth companies”. We meet the definition of an “emerging growth company” and so long as we qualify as an “emerging growth company,” we will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that in the event we engage an independent registered public accounting firm that firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting;
●	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;
●	We intend to make a “Tier 1” Regulation A offering pursuant to this offering circular when the offering statement of which it is a part is qualified. We will not be required to file any reports after such qualification other than an exit report not later than thirty days after we terminate or complete the offering. Should we be required at any later time to file reports and to submit proxy or information statements to our stockholders under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requirements we do not have as a result of qualification of the Reg. A offering statement of which this Reg. A offering circular is a part, we will be permitted to omit the detailed compensation discussion and analysis from such reports and proxy or information statements and instead provide a reduced level of disclosure concerning executive compensation; and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

Although we are still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company.” We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that our future independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in us and the market price of our common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan to Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Risk of expanding operations and management of growth.

We expect to experience rapid growth, which may place a significant strain on our financial and managerial resources. In order to achieve and manage growth effectively, we must establish, improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

Operating results may significantly fluctuate from quarter to quarter and year to year.

We expect that our revenues, if any, for the foreseeable future will be comprised of revenue that is tied to market fluctuations in the metallurgical coal industry. The timing of revenue in the future will depend largely upon the signing offtake agreements that protect such revenue. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

Loss of key personnel could have a material adverse effect on our operations.

We are entirely dependent upon our current management during the period before we achieve commercially sustainable operations, of which you have no assurance. The termination of a key person of our current management for any reason in the near future could be expected to have a materially adverse effect on us because they are our only management at the date of this offering circular and we believe we cannot employ replacements for them who would have their level of dedication to, vision for and financial interest in us. Furthermore, the salary and benefits required by replacements would be expected to exceed our financial resources in the foreseeable future.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations. Our failure to do so could either limit our growth or cause our business to fail.

Risks Related to Our Business

If we experience any development delays or cost increases, our business, financial condition and results of operations could be adversely affected.

We do not expect to have coal production until at least four months after we complete the acquisition of the mining leases. We expect to incur significant capital expenditures until we have completed the development of he leased property we have identified for initial development and which is fully permitted. In addition, the development of our properties involves regulatory, environmental, political and legal uncertainties that are beyond our control and that may cause delays in, or increase the costs associated with, their completion. Accordingly, we may not be able to complete the restart of the properties on schedule, at the budgeted cost or at all, and any delays beyond the expected development periods or increased costs above those expected to be incurred could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders. If we are unable to complete or are substantially delayed in completing the development of any of the leased properties we plan to acquire, our business, financial condition, results of operations cash flows and ability to pay dividends to our stockholders could be adversely affected.

We could fail to retain customers or gain new ones.

The failure to obtain and retain customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Our customer base is highly dependent on the steel industry.

Substantially all of the metallurgical coal that we plan to produce is sold to steel manufacturers. Therefore, demand for our metallurgical coal is highly correlated to the steel industry. The steel industry’s demand for metallurgical coal is affected by a number of factors including the cyclical nature of that industry’s business, technological developments in the steel-making process and the availability of substitutes for steel such as aluminum, composites and plastics. A significant reduction in the demand for steel products would reduce the demand for metallurgical coal, which would have a material adverse effect on our business, financial condition, cash flows and results of operations. Similarly, if less expensive ingredients could be used in substitution for metallurgical coal in the integrated steel mill process, the demand for metallurgical coal would materially decrease, which would also materially adversely affect demand for our metallurgical coal. Metallurgical coal markets weakened significantly during 2019 as certain China ports placed restrictions on imported coal. Between these restrictions, concerns about the stability of the global economy and the ongoing trade dispute between China and the U.S., metallurgical coal prices dropped meaningfully during 2019.

Our customer base is may continue to be adversely affected by Covid-19.

On January 30, 2020, the World Health Organization declared that the recent coronavirus outbreak as a global health emergency. The current and anticipated economic impact of these actions have caused declines in many commodity prices, including a modest decline in metallurgical coal prices. If the impacts of the coronavirus outbreak, including the accompanying travel restrictions and business closures, continue for an extended period of time or worsen, it could reduce the demand for metallurgical coal, which would have a material adverse effect on our business, financial condition, cash flows and results of operations.

Deterioration in the global economic conditions in any of the industries in which prospective customers operate, a worldwide financial downturn or negative credit market conditions could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Economic conditions in the business sectors that drive the domestic demand for steel substantially deteriorated in recent years and reduced the demand for coal. A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for and production of metallurgical coal. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

We do not enter into long-term sales contracts for our coal and as a result we are exposed to fluctuations in market pricing.

Sales commitments in the metallurgical coal market are typically not long-term in nature and are generally no longer than one year in duration. Most metallurgical coal transactions in the U.S. are done on a calendar year basis, where both prices and volumes are fixed in the third and fourth quarter for the following calendar year. Globally the market is evolving to shorter term pricing. Some annual contracts have shifted to quarterly contracts and most volumes are being sold on an indexed basis, where prices are determined by averaging the leading spot indexes reported in the market and adjusting for quality. As a result, we are subject to fluctuations in market pricing. We are not protected from oversupply or market conditions where we cannot sell our coal at economic prices. Metallurgical coal has been an extremely volatile commodity over the past ten years and prices are likely to be volatile in the future. There can be no assurances we will be able to mitigate such conditions as they arise. Any sustained failure to be able to market our coal during such periods would have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Our failure to access coal preparation facilities may have a material adverse effect on our ability to produce coal for our prospective customers and to meet quality specifications.

We may require access to either newly constructed preparation and loading facilities or arrangements with third parties to process and load our coal. Alternatively, we might mine the coal in a manner that allows us to ship the coal direct without washing. We will analyze whether to expend capital to construct preparation facilities or enter into third-party processing arrangements. Our failure to provide the necessary preparation, processing and loading facilities for our projects would have a material adverse effect on our operations.

The risks associated with the operation of surface mines, processing plants and related infrastructure include:

●	the potential lack of availability or cost of skilled and unskilled labor, equipment and principal supplies needed for construction of facilities;
●	the need to obtain necessary environmental and other governmental approvals and permits and the timing of the receipt of those approvals and permits;
●	industrial accidents;
●	geologic mine failures, surface facility construction failures or mining, coal processing or transport equipment failures;
●	structural failure of an impoundment or refuse area;
●	natural phenomena such as inclement weather conditions, floods, droughts, rock slides and seismic activity;
●	unusual or unexpected geological and metallurgic conditions;
●	potential opposition from non-governmental organizations, environmental groups or other activists, which may delay or prevent development activities; and
●	restrictions or regulations imposed by governmental or regulatory authorities.

The costs, timing and complexities of developing our projects may be greater than anticipated. Cost estimates may increase significantly as more detailed engineering work is completed on a project. It is common in mining operations to experience unexpected costs, problems and delays during construction, development and mine start-up.

Product alternatives may reduce demand for our products.

Substantially all of our coal production is comprised of metallurgical coal, which commands a significant price premium over the majority of other forms of coal because of its use in blast furnaces for steel production. Metallurgical coal has specific physical and chemical properties, which are necessary for efficient blast furnace operation. Steel producers are continually investigating alternative steel production technologies with a view to reducing production costs. The steel industry has increased utilization of electric arc furnaces or pulverized coal injection processes, which reduce or eliminate the use of furnace coke, an intermediate product produced from metallurgical coal and, in turn, generally decreases the demand for metallurgical coal. Many alternative technologies are designed to use lower quality coals or other sources of carbon instead of higher cost high-quality metallurgical coal. While conventional blast furnace technology has been the most economic large-scale steel production technology for a number of years, and emergent technologies typically take many years to commercialize, there can be no assurance that over the longer term competitive technologies not reliant on metallurgical coal would not emerge, which could reduce the demand and price premiums for metallurgical coal.

We face uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

Coal is economically recoverable when the price at which coal can be sold exceeds the costs and expenses of mining and selling the coal. Any forecasts of our future performance are based on, among other things, estimates of our recoverable coal reserves. We base our reserve information on geologic data, coal ownership information and current and proposed mine plans. There are numerous uncertainties inherent in estimating quantities and qualities of coal and costs to mine recoverable reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Some of the factors and assumptions that can impact economically recoverable coal reserve estimates include:

●	geologic and mining conditions;
●	historical production from the area compared with production from other producing areas;
●	the assumed effects of environmental and other regulations and taxes by governmental agencies;
●	our ability to obtain, maintain and renew all required permits;
●	future improvements in mining technology;
●	assumptions related to future prices; and
●	future operating costs, including the cost of materials, and capital expenditures.

Each of the factors that impacts reserve estimation may vary considerably from the assumptions used in estimating the reserves. For these reasons, estimates of coal reserves may vary substantially. Actual production, revenues and expenditures with respect to our future coal reserves may vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual future coal reserves.

We are entirely dependent on our joint venture partner for the successful development and operation of our planned coal mines.

Our management has no experience in the mining or sale of coal. Our joint venture partner will be entirely responsible for development of the leased properties we plan to acquire and the operation of the mines we expect to develop on those properties. In the event we have disagreements with our joint venture partner over any business or operating matters which has a deleterious effect on our relationship, our operations may be significantly and adversely impacted, leading to deterioration in our business and conditions, financial and otherwise, which could be expected to lead to a decline in the value of our common stock and our ability to pay dividends.

We will be substantially dependent on contractors for the successful completion of the development of the mining properties we plan to acquire.

We will use contractors in the development of our planned mines. Timely and cost-effective completion of the development of our planned properties, including necessary facilities and infrastructure, in compliance with agreed specifications is central to our business strategy and is highly dependent on the performance of our contractors under the agreements with them. We do not have contracts in place with mining contractors. If a contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of our properties, and any liquidated damages that we receive may not be sufficient to cover the damages that we suffer as a result of any such delay or impairment. Further, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the costs associated with development of the properties or result in a contractor’s unwillingness to perform further work. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement, we would be required to engage a substitute contractor. This would likely result in significant project delays and increased costs, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Prices for coal are volatile and can fluctuate widely based upon a number of factors beyond our control, including oversupply relative to the demand available for our coal and weather. A substantial or extended decline in the prices we receive for our coal could adversely affect our business, results of operations, financial condition, cash flows and ability to pay dividends to our stockholders.

Our financial results are significantly affected by the prices we receive for our coal and depend, in part, on the margins that we earn on sales of our coal. Our margins will reflect the price we receive for our coal over our cost of producing and transporting our coal. Prices and quantities under U.S. domestic metallurgical coal sales contracts are generally based on expectations of the next year’s coal prices at the time the contract is entered into, renewed, extended or re-opened. Pricing in the global seaborne market is moving towards shorter term pricing models, typically using indexes. The expectation of future prices for coal depends upon many factors beyond our control, including the following:

●	the market price for coal;
●	overall domestic and global economic conditions, including the supply of and demand for domestic and foreign coal, coke and steel;
●	the consumption pattern of industrial consumers and commercial users;
●	weather conditions in our markets that affect the demand for thermal coal or that affect the ability to produce metallurgical coal;
●	competition from other coal suppliers;
●	technological advances affecting energy consumption;
●	the costs, availability and capacity of transportation infrastructure;
●	the impact of domestic and foreign governmental laws and regulations, including environmental and climate change regulations and regulations affecting the coal mining industry, and delays in the receipt of, failure to receive, failure to maintain or revocation of necessary governmental permits; and
●	increased utilization by the steel industry of electric arc furnaces or pulverized coal injection processes, which reduce or eliminate the use of furnace coke, an intermediate product produced from metallurgical coal, and generally decrease the demand for metallurgical coal.

Metallurgical coal has been an extremely volatile commodity over the past 10 years. There are no assurances that supplies will remain low, that demand will not decrease or that overcapacity may resume, which could cause declines in the prices of and demand for coal, which could have a material adverse effect on our business, financial condition, results of operations, cash flows.

Increased competition or a loss of our competitive position could adversely affect sales of, or prices for, our coal, which could impair our profitability.

We expect to compete with other producers primarily on the basis of coal quality, delivered costs to the customer and reliability of supply. We compete primarily with U.S. coal producers for sales of metallurgical coal to domestic steel producers. We also compete with both domestic and foreign coal producers for sales of metallurgical coal in international markets. Certain of these coal producers may have greater financial resources and larger reserve bases than we do.

You have no assurance that competition from other producers will not adversely affect us in the future. The coal industry has experienced significant consolidation in recent years, including consolidation among some of our major competitors. You have no assurance that the result of current or further consolidation in the coal industry, or the reorganization through bankruptcy of competitors with large legacy liabilities, will not adversely affect us. A number of the companies against whom we expect to compete have idled production over the last several years in light of lower metallurgical coal prices. A stabilization or increase in coal prices could encourage existing producers to expand capacity or could encourage new producers to enter the market.

In addition, we face competition from foreign producers that sell their coal in the export market. Potential changes to international trade agreements, trade concessions, foreign currency fluctuations or other political and economic arrangements may benefit coal producers operating in countries other than the United States. Additionally, North American steel producers face competition from foreign steel producers, which could adversely impact the financial condition and business of our prospective customers. You have no assurance that we will be able to compete on the basis of price or other factors with companies that in the future may benefit from favorable foreign trade policies or other arrangements. Coal is sold internationally in U.S. dollars and, as a result, general economic conditions in foreign markets and changes in foreign currency exchange rates may provide our foreign competitors with a competitive advantage. If our competitors’ currencies decline against the U.S. dollar or against our prospective foreign customers’ local currencies, those competitors may be able to offer lower prices for coal to prospective customers. Furthermore, if the currencies of our prospective overseas customers were to significantly decline in value in comparison to the U.S. dollar, those prospective customers may seek decreased prices for the coal we sell to them. Consequently, currency fluctuations could adversely affect the competitiveness of our coal in international markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our planned business involves many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, cash flows and ability to pay dividends to our stockholders.

Our planned mining operations, including our preparation and transportation infrastructure, are subject to many hazards and operating risks. Mining and related processing activities present inherent risks of injury to persons and damage to property and equipment, as well as to a number of operating risks that could disrupt operations, decrease production and increase the cost of mining for varying lengths of time, thereby adversely affecting our operating results. In addition, if coal production declines, we may not be able to produce sufficient amounts of coal to deliver under future sales contracts, if we are a party to such contracts. Our inability to satisfy contractual obligations could result in customers initiating claims against us. The operating risks that may have a significant impact on our future coal operations include:

●	variations in thickness of seams of coal;
●	adverse geologic conditions, including amounts of rock and other natural materials intruding into the coal seam, that could affect the stability of the roof and the side walls of the mine;
●	environmental hazards;
●	mining and processing equipment failures, structural failures and unexpected maintenance problems;
●	fires or explosions, including as a result of methane, coal, coal dust or other explosive materials, or other accidents;
●	inclement or hazardous weather conditions and natural disasters or other force majeure events;
●	seismic activities, ground failures, rock bursts or structural cave-ins or slides;
●	delays in moving our mining equipment;
●	railroad delays or derailments;
●	security breaches or terroristic acts; and
●	other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us personal injury or loss of life;

●	damage to and destruction of property, natural resources and equipment, including our coal properties and our coal production or transportation facilities;
●	pollution, contamination and other environmental damage to our properties or the properties of others;
●	potential legal liability and monetary losses;
●	regulatory investigations, actions and penalties;
●	suspension of our operations; and
●	repair and remediation costs.

Although we plan to maintain insurance for a number of risks and hazards, we may not be insured or fully insured, and we may not be able to recover under our insurance policies, against the losses or liabilities that could arise from a significant accident in our future coal operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. Moreover, a significant mine accident or regulatory infraction could potentially cause a mine shutdown. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

In addition, if any of the foregoing changes, conditions or events occurs and is not determined to be a force majeure event, any resulting failure on our part to deliver coal to the purchaser under contract could result in economic penalties, suspension or cancellation of shipments or ultimately termination of the agreement, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Our planned operations are exclusively located in a single geographic region, making us vulnerable to risks associated with operating in a single geographic area.

Currently, our planned operations are permitted in a single geographic region in the eastern United States in the state of West Virginia. The geographic concentration of our operations may disproportionately expose us to disruptions in our operations if the region experiences severe weather, transportation capacity constraints, constraints on the availability of required equipment, facilities, personnel or services, significant governmental regulation or natural disasters. If any of these factors were to impact the region in which we operate more than other coal producing regions, our business, financial condition, results of operations and cash flows will be adversely affected relative to other mining companies that have a more geographically diversified asset portfolio.

In addition, scientists have warned that increasing concentrations of greenhouse gases (“GHGs”) in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If these warnings are correct, and if any such effects were to occur in areas where we or our customers operate, they could have an adverse effect on our business, financial condition and cash flows.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our coal or impair our ability to supply coal to customers.

Transportation logistics are expected to play an important role in allowing us to supply coal to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport our coal could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply coal to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of locomotive diesel fuel and demurrage, could make our coal less competitive, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Any significant downtime of the contractor’s mining equipment, including any preparation plants, could impair our ability to supply coal to customers and materially and adversely affect our results of operations.

We expect to depend on several major pieces of mining equipment to produce and transport our coal, including, but not limited to, continuous mining units and coal conveying systems, surface mining equipment such as highwall miners, augers, front-end loaders and coal overburden haul trucks, preparation plants and related facilities, conveyors and transloading facilities. If any of these pieces of equipment or facilities suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and transport coal and materially and adversely affect our business, results of operations, financial condition and cash flows. Moreover, the Mine Safety and Health Administration (“MSHA”) and other regulatory agencies sometimes make changes with regards to requirements for pieces of equipment. Such changes could cause delays if manufacturers and suppliers are unable to make the required changes in compliance with mandated deadlines.

If either loadout facilities, or those of a third party processing or loading our coal, suffer extended downtime, including from major damage, or is destroyed, our ability to process and deliver coal to prospective customers would be materially impacted, which would materially adversely affect our business, results of operations, financial condition, cash flows and ability to pay dividends to our stockholders.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with our mines and the construction of coal preparation facilities which have not yet been constructed. Constructing, maintaining, repairing and expanding mines and infrastructure, including coal preparation and loading facilities, is capital intensive. Specifically, the exploration, permitting and development of coal reserves, and the maintenance of machinery, equipment and facilities, and compliance with applicable laws and regulations require substantial capital expenditures. Decisions to increase our production levels could also affect our capital needs. You have no assurance that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, exploration, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional common stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities and paying dividends to our stockholders. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

We may not be able to obtain equipment, parts and supplies in a timely manner, in sufficient quantities or at reasonable costs to support our coal mining and transportation operations.

Coal mining consumes large quantities of commodities including steel, copper, rubber products and liquid fuels and requires the use of capital equipment. Some commodities, such as steel, are needed to comply with roof control plans required by regulation. The prices we pay for commodities and capital equipment are strongly impacted by the global market. A rapid or significant increase in the costs of commodities or capital equipment we use in our operations could impact our mining operations costs because we may have a limited ability to negotiate lower prices and, in some cases, may not have a ready substitute.

Our mining contractors will use equipment in our coal mining and transportation operations such as continuous mining units, conveyors, shuttle cars, rail cars, locomotives, and roof bolters. We procure this equipment from a concentrated group of suppliers, and obtaining this equipment often involves long lead times. Occasionally, demand for such equipment by mining companies can be high and some types of equipment may be in short supply. Delays in receiving or shortages of this equipment, as well as the raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of any future supply contracts under which we obtain equipment and other consumables, could limit our ability to obtain these supplies or equipment. In addition, if any of our suppliers experiences an adverse event, or decides to no longer do business with us, our mining contractors may be unable to obtain sufficient equipment and raw materials in a timely manner or at a reasonable price to allow us to meet our production goals and our revenues may be adversely impacted. The mining process uses considerable quantities of steels. If the price of steel or other materials increases substantially or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses could increase. Any of the foregoing events could materially and adversely impact our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make dividend payments, should we choose to do so in the future, depends entirely on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third-party, including a creditor, or by the law of their respective jurisdictions of formation which regulates the payment of dividends. If we are unable to obtain funds from our subsidiaries, we may not be able to declare or pay dividends.

Our operations could be adversely affected if we are unable to obtain required financial assurance, or if the costs of financial assurance increase materially.

Federal and state laws require financial assurance to secure our permit obligations including to reclaim lands used for mining, to pay federal and state workers’ compensation and black lung benefits, and to satisfy other miscellaneous obligations. Several of these companies relied on self-bonding to guarantee their responsibilities under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”) permits including for reclamation. In response to these bankruptcies, the OSMRE issued a Policy Advisory in August 2016 to state agencies that was intended to discourage authorized states from approving self-bonding arrangements. Although the Policy Advisory was rescinded in October 2017, certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. Individually and collectively, these and future revised financial assurance requirements may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations, which may delay the timing for and increase the costs of obtaining this financial assurance.

We may use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. If, in the future, we are unable to secure surety bonds for these obligations and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, we may not be able to obtain permits and production on our properties could be adversely affected. This could have a material adverse effect on our business, financial condition, cash flows and ability to pay dividends to our stockholders.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

We will conduct mining operations on properties that we will lease. A title defect or the loss of any lease upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves and/or process the coal we mine. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and, accordingly, require us to reduce our estimated coal reserves. Mining operations from time to time may rely on an expired lease that we are unable to renew. If we were default on one or more of the mining leases for properties on which we plan to have mining operations, we may have to close down or significantly alter the sequence of such mining operations, which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining.

In any such case, the investigation and resolution of title issues would divert management’s time from our business and our results of operations could be adversely affected. Additionally, if we lose any leasehold interests relating to any preparation plants, we may need to find an alternative location to process our coal and load it for delivery to customers, which could result in significant unanticipated costs.

In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Although we do not expect employees of our mining contractors to currently be members of unions our business could be adversely affected by future union activities.

We do not expect our contract mine operator’s employees to be subject to any collective bargaining or union agreement. However, it is possible that in the future employees of our contract miners may join or seek recognition to form a labor union or may be required to become a labor agreement signatory. If some or all of the employees who conduct mining operations were to become unionized, it could adversely affect productivity, increase labor costs and increase the risk of work stoppages. If a work stoppage were to occur, it could interfere with operations and have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay dividends to our stockholders.

A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity, which could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In the event there is a shortage of experienced labor, it could have an adverse impact on our labor productivity and our ability to expand production in the event there is an increase in the demand for our coal.

Our ability to operate effectively could be impaired if we fail to retain our qualified and experienced mine operator.

The loss of our senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled personnel with coal industry experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Failure to adequately protect critical data and technology systems and the impact of data privacy regulation could materially affect us.

Information technology solution failures, network disruptions and breaches of data security could disrupt our operations by causing delays or canceling or impeding processing of transactions and reporting financial results, resulting in the unintentional disclosure of employee, royalty owner, or other third party or our information, or damage to our reputation. There can be no assurance that a system failure or data security breach will not have a material adverse effect on our operations, financial condition, results of operations or cash flows. In addition, new laws and regulations governing data privacy and the unauthorized disclosure of confidential information pose increasingly complex compliance challenges and potentially elevate costs, and any failure to comply with these laws and regulations could result in significant penalties and legal liability, require us to change our business practices, increase the costs and complexity of compliance, and adversely affect our business. As noted above, we are also subject to the possibility of cyber incidents or attacks, which themselves may result in a violation of these laws.

Future changes in tax legislation could have an adverse impact on our cash tax liabilities, results of operations or financial condition.

On December22, 2017, tax legislation commonly known as the Tax Cuts and Jobs Act (“TCJA”) was enacted. Among other things, the TCJA reduced the U.S. corporate income tax rate from 35% to 21% and repealed the alternative minimum tax (“AMT”) beginning in 2018. Given these changes, we expect a significant reduction in the income taxes we will pay in the future compared to what we would have paid under prior law. Congress could, in the future, revise or repeal the changes made by the TCJA or enact other tax law changes, such as the elimination of tax preferences currently available with respect to coal exploration and development and the percentage depletion allowance, to help reduce budget deficits. We are unable to predict whether any of these changes will ultimately be enacted, but any such changes could have a material impact on our cash tax liabilities, results of operations or financial condition.

Risks Related to Environmental, Health, Safety and Other Regulations

Laws and regulations restricting greenhouse gas emissions as well as uncertainty concerning such regulations could adversely impact the market for coal, increase our operating costs, and reduce the value of our coal assets.

Climate change continues to attract considerable public and scientific attention. There is widespread concern about the contributions of human activity to such changes, especially through the emission of GHGs. There are three primary sources of GHGs associated with the coal industry. First, the end use of our coal by our customers in coke plants and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in coal production and to transport our coal to our customers is a source of GHGs. Third, coal mining itself can release methane, which is considered to be a more potent GHG than CO2, directly into the atmosphere. These emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. They could also result in direct regulation of the GHGs produced by our operations. See “Business— Laws and Regulations Governing Our Business.”

We are principally focused on metallurgical coal production, which is not used in connection with the production of power generation. The market for our coal may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations. The uncertainty over the outcome of litigation challenging the CPP or its replacement, and the extent of future regulation of GHG emissions may inhibit utilities from investing in the building of new coal-fired plants to replace older plants or investing in the upgrading of existing coal-fired plants. We or prospective customers may also have to invest in CO2 capture and storage technologies in order to burn coal and comply with future GHG emission standards.

Current and future government laws, regulations and other legal requirements relating to protection of the environment and natural resources may increase our costs of doing business and may restrict our coal operations.

We and our potential customers are subject to stringent and complex laws, regulations and other legal requirements enacted by federal, state and local authorities relating to protection of the environment and natural resources. These include those legal requirements that govern discharges or emissions of materials into the environment, the management and disposal of substances and wastes, including hazardous wastes, the cleanup of contaminated sites, threatened and endangered plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, mitigation and restoration of streams or other waters, the protection of drinking water, assessment of the environmental impacts of mining, monitoring and reporting requirements, the installation of various safety equipment in our mines, remediation of impacts of surface subsidence from underground mining, and work practices related to employee health and safety. See “Business— Laws and Regulations Governing Our Business.” Examples include laws and regulations relating to:

●	employee health and safety;
●	emissions to air and discharges to water;
●	plant and wildlife protection, including endangered species protections;
●	the reclamation and restoration of properties after mining or other activity has been completed;
●	limitations on land use;
●	mine permitting and licensing requirements;
●	the storage, treatment and disposal of wastes;
●	air quality standards;
●	water pollution;
●	protection of human health, plant-life and wildlife, including endangered and threatened species;
●	protection of wetlands;
●	the discharge of materials into the environment;
●	remediation of contaminated soil, surface and groundwater; and
●	the effects of operations on surface water and groundwater quality and availability.

Complying with these environmental and employee health and safety requirements, including the terms of our permits, are likely to have a significant effect on our costs of operations. In addition, there is the possibility that we could incur substantial costs as a result of violations of environmental laws, judicial interpretations of or rulings on environmental laws or permits, or in connection with the investigation and remediation of environmental contamination. For example, the EPA and several of the states where we operate have, or intend to, propose revised recommended criteria for discharges of selenium regulated under the CWA, which may be more stringent than current criteria. Any additional laws, regulations and other legal requirements enacted or adopted by federal, state and local authorities, or new interpretations of existing legal requirements by regulatory bodies relating to the protection of the environment, including those related to discharges of selenium, could further affect our costs or limit our operations. See “Business— Laws and Regulations Governing Our Business.”

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

Our operations will use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

We will maintain coal refuse areas and slurry impoundments as necessary. Such areas and impoundments are subject to extensive regulation. Structural failure of a slurry impoundment or coal refuse area could result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. If an impoundment were to fail, we could be subject to claims for the resulting environmental contamination and associated liability, as well as for fines and penalties. Our coal refuse areas and slurry impoundments will be designed, constructed, and inspected by our company and by regulatory authorities according to stringent environmental and safety standards.

We must obtain, maintain, and renew governmental permits and approvals for mining operations, which can be a costly and time-consuming process and result in restrictions on our operations.

Numerous governmental permits and approvals are required for mining operations. Our operations are principally regulated under permits issued pursuant to SMCRA and the federal CWA. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. In addition, we may be required to prepare and present to permitting or other regulatory authorities data pertaining to the effect or impact that proposed exploration for or production of coal might have on the environment.

Our coal production is expected to be dependent upon our ability to obtain various federal and state permits and approvals to mine our coal reserves. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of ongoing mine development or operations or the development of future mining operations. The pace with which the government issues permits needed for new operations and for ongoing operations to continue mining, particularly CWA permits, can be time-consuming and subject to delays and denials. These delays or denials of environmental permits needed for mining could reduce our production and materially adversely impact our cash flow and results of operations.

Prior to discharging any pollutants to waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Changes and proposed changes in state and federally recommended water quality standards may result in the issuance or modification of permits with new or more stringent effluent limits or terms and conditions. See “Business— Laws and Regulations Governing Our Business.”

Further, the public has certain statutory rights to comment on and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizens’ claims to challenge the issuance or renewal of permits, the validity of environmental impact statements or performance of mining activities. As a result of challenges like these, the permits we need may not be issued or renewed in a timely fashion or issued or renewed at all, or permits issued or renewed may not be maintained, may be challenged or may be conditioned in a manner that may restrict our ability to efficiently and economically conduct our mining activities, any of which would materially reduce our production, cash flow, and profitability.

Permitting rules may also require, under certain circumstances, that we obtain surface owner consent if the surface estate has been severed from the mineral estate. This could require us to negotiate with third parties for surface access that overlies coal we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine coal we already own.

We and our significant stockholders are subject to the Applicant Violator System.

Under SMCRA and its state law counterparts, all coal mining applications must include mandatory “ownership and control” information, which generally includes listing the names of our officers and directors, and our principal stockholders owning 10 percent or more of our voting shares, among others. Ownership and control reporting requirements are designed to allow regulatory review of any entities or persons deemed to have ownership or control of a coal mine, and bars the granting of a coal mining permit to any such entity or person (including any “owner and controller”) who has had a mining permit revoked or suspended, or a bond or similar security forfeited within the five-year period preceding a permit application or application for a permit revision. Regulatory agencies also block the issuance of permits to an applicant who, or whose owner and controller, has permit violations outstanding that have not been timely abated.

A federal database, known as the Applicant Violator System, is maintained for this purpose. Certain relationships are presumed to constitute ownership or control, including the following: being an officer or director of an entity; being the operator of the coal mining operation; having the ability to commit the financial or real property assets or working resources of the permittee or operator; based on the instruments of ownership or the voting securities of a corporate entity, owning of record 10% or more of the mining operator, among others. This presumption, in most cases, can be rebutted where the person or entity can demonstrate that it in fact does not or did not have authority directly or indirectly to determine the manner in which the relevant coal mining operation is conducted. An ownership and control notice must be filed by us each time an entity obtains a 10% or greater interest in us. If we have unabated violations of SMCRA or its state law counterparts, have a coal mining permit suspended or revoked, or forfeit a reclamation bond, we and our “owners and controllers,” as discussed above, may be prohibited from obtaining new coal mining permits, or amendments to existing permits, until such violations of law are corrected. This is known as being “permit-blocked.” This could adversely affect production from our properties.

We may be subject to additional limitations on our ability to conduct mining operations due to federal jurisdiction.

We may conduct some underground mining activities on properties that are within the designated boundary of federally protected lands or national forests where the above-mentioned restrictions within the meaning of SMCRA could apply. Federal court decisions could pose a potential restriction on underground mining within 100 feet of a public road as well as other restrictions. If these SMCRA restrictions ultimately apply to underground mining, considerable uncertainty would exist about the nature and extent of this restriction. While it could remain possible to obtain permits for underground mining operations in these areas even where this 100-foot restriction was applied, the time and expense of that permitting process would be likely to increase significantly, and the restrictions placed on the mining of those properties could adversely affect our costs.

Our prospective customers are subject to extensive existing and future government laws, regulations and other legal requirements relating to protection of the environment, which could negatively impact our business and the market for our products.

Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Complying with regulations to address these emissions can be costly for our customers. For example, in order to meet the CAA limits for sulfur dioxide emissions from electric power plants, coal users must install costly pollution control devices, use sulfur dioxide emission allowances (some of which they may purchase), or switch to other fuels. More costly and stringent environmental regulations could adversely impact the operations of our customers, which could in turn adversely impact our business. A number of coal-fired power plants, particularly smaller and older plants, already have retired or announced that they will retire rather than retrofit to meet the obligations of these rules. Additional retirements of coal-fired power plants by prospective customers could further decrease demand for thermal coal and reduce our revenues and adversely affect our business and results of operations. See “Business—Laws and Regulations Governing Our Business.”

In addition, considerable uncertainty is associated with new air emissions initiatives that may require significant emissions control expenditures for many coal-fired power plants. As a result, some of our prospective customers may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal. Any further switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. In addition, our coke plant and steelmaking customers may face increased operational costs as a result of higher electric costs. See “Business— Laws and Regulations Governing Our Business.”

Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the coal mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. For example, Greenpeace International filed a letter with the SEC alleging that one coal mining company’s filings relating to a proposed public offering of securities may contain incomplete and misleading disclosures regarding the risks of investing in the coal market. On another occasion, the Sierra Club sent a letter to the SEC stating that it believed a coal mining company may be giving potential investors false impressions regarding risks to its business. It is possible that we could be the target of similar actions in the future, including when we attempt to grow our business through acquisitions or commence new mining operations. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

Our planned mining operations will be subject to stringent federal and state safety regulations that will increase our cost of doing business at active operations and may place restrictions on our methods of operation. In addition, government inspectors in certain circumstances may have the ability to order our operations to be shut down based on safety considerations.

The Federal Mine Safety and Health Act of 1977 (the “Mine Act”) and Mine Improvement and New Emergency Response Act (the “MINER Act”), and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act. In addition, Pennsylvania, West Virginia, and Virginia all have similar programs for mine safety and health regulation and enforcement.

The various requirements mandated by federal and state statutes, rules, and regulations may place restrictions on our methods of operation and potentially result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity. In addition, government inspectors have the authority to issue orders to shut down our operations based on safety considerations under certain circumstances, such as imminent dangers, accidents, failures to abate violations, and unwarrantable failures to comply with mandatory safety standards. See “Business— Laws and Regulations Governing Our Business.”

The regulations enacted under the Mine Act and MINER Act as well as under similar state acts are routinely expanded, raising compliance costs and increasing potential liability. These existing and other future mine safety rules could potentially result in or require significant expenditures, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that new or proposed statutes, regulations and policies will have on our operating costs, but any expansion of existing regulations, or making such regulations more stringent may have a negative impact on the profitability of our operations. If we were to be found in violation of mine safety and health regulations, we could face penalties or restrictions that may materially and adversely impact our operations, financial results and liquidity.

We must also compensate employees for work-related injuries. State workers’ compensation acts typically provide for an exception to an employer’s immunity from civil lawsuits for workplace injuries in the case of intentional torts. In such situations, an injured worker would be able to bring suit against his or her employer for damages in excess of workers’ compensation benefits. In addition, West Virginia’s workers’ compensation act provides a much broader exception to workers’ compensation immunity, allowing an injured employee to recover against his or her employer if he or she can show damages caused by an unsafe working condition of which the employer was aware and that was a violation of a statute, regulation, ruler consensus industry standard. These types of lawsuits are not uncommon and could have a significant effect on our operating costs.

We plan to obtain, from a third-party insurer, a workers’ compensation insurance policy, which includes coverage for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969 and the Mine Act, as amended. We perform periodic evaluations of our black lung liability, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others. Of note, the Patient Protection and Affordable Care Act of 2010 significantly amended the black lung provisions of the Mine Act by reenacting two provisions, which had been eliminated in 1981. Under the amendments, a miner with at least fifteen years of underground coal mine employment (or surface mine employment with similar dust exposure) who can prove that he suffers from a totally disabling respiratory condition is entitled to a rebuttable presumption that his disability is caused by black lung. The other amendment provides that the surviving spouse of a miner who was collecting federal black lung benefits at the time of his death is entitled to a continuation of those benefits. These changes could have a material impact on our costs expended in association with the federal black lung program.

Dilution to Purchasers of Our Shares

You should note that the requirement for disclosure of dilution information contained in the regulations of the U.S. Securities and Exchange Commission apply and are deemed to be a material investment consideration for enterprises which, like us, do not have a public market for the shares being offered for sale. If a public trading market develops and sets the price for the common stock of an enterprise, dilution is no longer deemed to be relevant to an investment decision and disclosure of dilution information is no longer required. Although we plan to apply for a trading symbol and, if received, we plan encourage the development of a public market for our common stock, you have no assurance we will receive a trading symbol and even if we do, that a public trading market will develop or if it does develop that it will be active. Therefore, you may want to consider how dilution may affect your investment.

We have no net tangible book value at the date of this offering circular, with 5,000,001 shares of common stock outstanding issued for services (non-tangible consideration which we expensed and does not increase net tangible book value – assets minus liabilities) performed and to be performed. The following table sets forth the dilution purchasers of our common stock will incur (a) in book value per share assuming we had sold the specified percentages of the 1,000,000 shares we are offering with net proceeds to us of $2.70 per share, and (b) the amount per share available for a liquidating distribution assume we were to be liquidated immediately following the date of such sale, had no expenses (including expenses of liquidation) and had incurred no debts. Expenses and debts incurred prior to such liquidation would increase the dilution experienced by purchasers of our shares. Issuance of the Series A Preferred Stock will not affect the data in the following table because the preferred stock is not used in calculating basic book value per share of common stock, but is included in calculating fully diluted book value per share, and and will not participate in liquidating distributions until and after holders of common stock have received distributions equal to the highest cash price at which we have sold common stock, which would be $3.00 per share upon completion of the offering made by this offering circular.

% sold	Total outstanding	Net tangible book value /share	Increase/share to existing stockholders	% owned by existing stockholders	Dilution/share to new stockholders	% owned by new stockholders
25%	5,250,001	$742,500	$0.141	95.2%	$2.829	4.8%
50%	5,500,001	$1,485,000	$0.270	90.9%	$2.700	9.1%
75%	5,750,001	$2,227,500	$0.387	87.0%	$2.583	13.0%
100%	6,000,001	$2,970,000	$0.495	83.3%	$2.475	16.7%

Dilution is the amount which purchasers of the shares would lose, assuming we were to have been liquidated immediately following the sale of the respective percentages of the shares, assuming realization of tangible assets at book value, no costs of liquidation, no recovery on intangible assets, no incurrence of expenses and no outstanding debt.

How We Plan to Offer and Sell Our Shares

We are offering 1,000,000 shares of our common stock at a price of $3.00 per share, in a self-underwritten, best-efforts public offering for gross proceeds of $3,000,000 and estimated net proceeds of $2,970,000. We will not place subscription funds in escrow pending sale of any or all of the shares, but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. You have no assurance of whether we will be able to sell any shares or how many shares we may sell, which may be less than required to achieve our business plan. Each subscriber to purchase our shares must purchase not less than 100 shares. The offering will terminate one year from the date of this offering circular. Our directors and executive officers will offer and sell our shares and will not receive any commission or other compensation related to these activities. You have no assurance we will be able sell all of the shares.

Should you decide to purchase our common stock, you will be required to complete a subscription agreement (attached at the end of this offering circular) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price or concurrently wire the subscription price as directed in the subscription agreement. We reserve the right to reject subscriptions for any reason. In the event we reject your subscription, the associated funds will be promptly refunded to you without interest, offset or deduction.

How We Plan to Use Proceeds from the Sale of Our Shares

We will receive gross proceeds of $3,000,000 from the sale of all 1,000,000 shares and expect to incur expenses of $30,000 associated with the offering. The purposes to which we intend to apply the proceeds are set forth in the following table. The percentage column captions represent what percentage of the offering we sell, in the event we sell less than all of the shares.

	10%	50%	100%
Gross Proceeds	$300,000	$1,500,000	$3,000,000
Costs and Expenses Related to the Offering	3,000	15,000	30,000
Net Proceeds	$297,000	$1,485,000	$2,970,000
Use of Net Proceeds
Lease Acquisition	50,000	250,000	500,000
Highland Mineral Minimum Lease Payments	22,500	112,500	225,000
Reclamation Bonds	30,000	150,000	300,000
General Liability Insurance	3,500	17,500	35,000
Engineering Services	2,500	12,500	25,000
Wage Bond	3,000	15,000	30,000
Permit Transfer	1,000	5,000	10,000
Equipment Repairs	18,000	90,000	180,000
Equipment Mobilization	14,500	72,500	145,000
Fuel & Oil	5,000	25,000	50,000
Mine Face Up	30,000	150,000	300,000
Legal and Transaction Expenses	20,000	100,000	200,000
PCAB Audit	5,000	25,000	50,000
SEC Attorney and Public Company Legal Fees	5,000	25,000	50,000
Transfer Agent, DTC & Additional PubCo Fees	5,000	25,000	50,000
NASDAQ Fees	5,000	25,000	50,000
Management Compensation (includes $30,000, $148,000 and $300,000 payable to our management)	47,000	235,000	470,000
Working Capital	30,000	150,000	300,000
Total uses of net proceeds	$297,000	$1,485,000	$2,970,000

We believe the net proceeds from the sale of all the shares we are offering, assuming all the shares are sold (of which you have no assurance), will be sufficient to fund the operations of our joint venture subsidiary for approximately six months, assuming application of the proceeds as outlined above and assuming our joint venture subsidiary do not earn revenues. If it does generate revenues, of which you have no assurance, revenues would extend the period over which the net proceeds from the sale of the shares will sustain its operations. See, “Risk Factors”. The board of directors or our joint venture subsidiary, which will be composed of directors we and our joint venture partner nominate and elect, reserves the right to reallocate the use of net proceeds, if, in its judgment, such reallocation will best serve its needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

Our Plan of Operations

All of our operations will be conducted in our joint venture subsidiary of which we own fifty-one percent of the common stock, declining to forty-nine percent in 2022. The following table presents information about our planned operations and business activities and those conducted by our joint venture subsidiary in each of the twelve months following funding, including the estimated budge per month.

MONTH	ACTIVITY	BUDGET
1	Lease acquisition, minimum lease payments	$725,000
2	Contract for offtake signed, reclamation bonds paid, liability insurance paid	$335,000
3	Transfer of permits completed, engineering services, wages bond	$650,000
4	Equipment mobilization, mine face-up	$675,000
5	Commence surface mining operations at 20,000 tons per day	$1,105,693
6	Mining continues and sales commence (additional legal fees and royalties paid on sales)	$1,132,026
7	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026
8	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026
9	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026
10	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026
11	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026
12	Mining and sales continue at 20,000 tons per day (legal fees and royalties on sales)	$1,132,026

Description of Our Business

Our Corporate History

We were incorporated on July 17, 2020 in Florida. Kenneth D. Bland is our founder. We will found a joint venture subsidiary, 10sion Coal, Inc., immediately following the first sale of our common stock pursuant to this offering circular. Our interest in the joint venture subsidiary will begin at fifty-one percent and declines to forty-nine percent by 2022.

The address of our executive offices 1812 Front Street, Scotch Plains, NJ 07076, and our telephone number is (908) 379-7715. The address of our website is www.10sionenergy.com.

Overview of Our Business

Our joint venture partner, MacArthur Resources, LLC, a West Virginia limited liability company founded in 2015, has a letter of intent to purchase three mining leases for covering nine operating areas in Greenbrier County, West Virginia. We will contribute the net proceeds from the sale of our shares to the joint venture subsidiary and MacArthur will contribute the letter of intent to purchase the mining leases to our joint venture subsidiary, which will then contract with the seller to complete the purchase and commence mining operations. MacArthur will manage the business and operations of our joint venture subsidiary. For information about MacArthur see, Management of Our Joint Venture Partner.

The Properties to be Leased

The properties we intend to lease contain total reserves estimated at 12.62 million tons mid-vol coal. Mid-vol coal is also known as medium volatile bituminous coal or medium coking coal and is used in steel production. Three of the properties are permitted for immediate mining operations. The reserves have been fully de-risked by extensive core drilling and mapping specific to these properties. The following table summarizes information about each property.

Operating Area	Seam	Reserves (000 tons)	Mine Type
Area 1	Sewell	1,827	Strip, Auger, HWM
Area 2	Pocahontas No. 6 & No. 7	92	Auger
Area 3	Beckely & Fire Creek	2,372	Strip, Underground
Area 4	Pocahontas No. 3, No. 6 & No. 7	1,908	Strip, HWM, Underground
Area 5	Beckely, Fire Creek & Pocahontas No. 3	1,311	Strip, HWM
Area 6	Sewell & above	755	Strip
Area 7	Sewell & above	1050	Strip
Area 8	Sewell & above	1447	Strip
Area 9	Pocahontas #7	1,858	Underground
Total Reserves (000 tons)		12,620

(1) Permits to mine four areas are included in the three mining leases. Permitted areas are immediately available for production. Cost of and time to permit unpermitted properties is expected to vary from property to property. The time required is 5 years to mine currently permitted reserves. We believe, based on MacArthur’s advice, that permits can be obtained for the unpermitted areas without greater than normal cost and time.

(2) Strip means surface contour mining. HWM means high wall mining. The estimated average production cost for contour surface mining (Strip), high wall mining (HWM), and auger mining is $30-$35 per ton, while we estimate $50 per ton for underground operations.

(3) Estimated at currently prevailing costs. The estimated costs nclude reclamation after completion of mining.

Since 2011, approximately $8.0 million has been investing in the properties in acquiring the leases, developing engineering and geologic analyses, conducting exploration programs that drilled and logged core holes, securing and maintaining mining permits and acquiring road access to support mining operations.

Surface contour mining is a category of mining that involves removal of overburden (soil and rock) to expose the coal seam for excavation. The properties we plan to lease have an average overburden depth of 100 feet. We plan to set aside the overburden for later use in reclamation of the mine sites. Highwall mining is used to recover additional coal adjacent to a surface mined area. The method evolved from auger mining but does not meet the definition of surface mining since it does not involve the removal of overburden to expose the coal seam. The auger mining method often used by strip-mine operators where the overburden is too thick to be removed economically. Large-diameter, spaced holes are drilled up to 200 ft (61 m) into the coalbed by an auger. Underground mining means mining by digging or constructing access tunnels, adits, ramps, or shafts and excavating directly from the natural mineral deposits exposed.

Presently, 2.76 million tons of these reserves are permitted to mine, which will cover our first five years of projected coal production. During our first five years of operations, we intend to secure permits to mine our remaining reserves. We expect to start mining at the rate of 20,000 tons of coal per month and grow this amount to 50,000 tons of coal per month by the year 2023. Based on advice of MacArthur, we believe these reserves present advantageous geologic characteristics such as relatively thin overburden and relatively thick coal seams resulting in a low effective mining ratio at the mines. These characteristics contribute to a production profile that we believe has a cash cost of production that is significantly lower than most U. S. metallurgical coal producers. [this will need to be sourced]

The following map identifies the general location of Greenbrier County, West Virginia and of the properties we expect our joint venture subsidiary to lease and the geologic zone in which the properties are located.

Reserve Analysis

The following table presents the results of analysis of the coal seams on the properties we plan to lease are located. The analysis was performed by SGS North America Inc in May 2019. The analysis confirms the quality and mid-vol metallurgical coal status of these seams.

Seam	Yield (%)	Ash (%)	Sulfur (%)	Vol	BTU	CSR (%)*	Reflectance (%)**
Castle	98.90	2.03	0.76	32.50	15,389.00	—	—
Fire Creek	89.20	4.02	0.84	26.30	15,006.00	—	—
Pocahontas #3	79.90	6.43	1.07	22.50	14,528.00	—	—
Pocahontas #7 (**)	81.80	5.28	1.07	24.40	14,778.00	61.00	1.28
Pocahontas #6	89.80	3.63	0.94	25.80	14,991.00	—	—
Sewell	74.50	5.44	0.66	26.50	14,493.00	72.60	1.27
Sewell ‘A’	91.40	7.21	0.81	26.70	13,422.00	—	—
Sewell ‘B’	93.80	9.56	0.83	25.30	13,143.00	—	—

Notes:

●	All data is based on 1.55 Float Sink Washabilities except as noted.
●	*Coking analysis performed on currently permitted seams only - Sewell & Pocahontas #7
●	**CSR & Reflectance values derived from P7 coal washed at a 1.45 Float

Lease Terms

MacArthur has advised us that the initial payment to acquire the three mining leases will be $500,000, plus $225,000 in minimum lease payments. We will pay a royalty on production and fixed minimum payments on leases not in production. Based on advice from MacArthur, we believe the lease terms are competitive.

Market Overview

Coal prices differ substantially by region and are impacted by many factors including the overall economy, demand for steel, demand for electricity, location, market, quality and type of coal, mine operation costs and the cost of customer alternatives. As a result, the major factors influencing our development and operations plan are the domestic and global economy and demand for steel.

The following table provides information about annual US coke consumption beginning 2015 through the first quarter of 2020. Although the relationship between a short ton of metallurgical coal to a short ton of coke varies depending on the whether the coal is high-vol, mid-vol or low-vol and on the particular source, on average, the by-product coking process typically yields between 1,200 and 1,400 pounds of coke per ton of coal.

U.S. coke summary statistics, 2015 - 2020 (000 tons)
Year	Production	Imports	Producer and distributor stocks	Consumption (1)	Exports
2015	13,755	140	3,663	13,128	857
2016	11,855	229	2831	11,212	1000
2017	12,948	58	1885	11,818	1209
2018	13,806	117	1595	12,976	1151
2019	13,464	116	1701	12,492	967
2020 - Q1	3,244	6	528	3,008	188

(1) Consumption is equal to production plus imports minus the change in producer and distributor stocks minus exports. Note: Total may not equal sum of components because of independent rounding. Source: ‘Production, Consumption, and Producer and Distributor Stocks: U.S. Energy Information Administration (EIA), Form EIA-3, ‘Quarterly Survey of Industrial, Commercial & Institutional Coal Users.’; Imports: U.S. Department of Commerce, Bureau of the Census, ‘Monthly Report IM 145.’; Exports: U.S. Department of Commerce, Bureau of the Census, ‘Monthly Report EM 545.’ Prior to third quarter 2014, coke plant data was collected under Form EIA-5, ‘Quarterly Coal Consumption and Quality Report - Coke Plants.’

Metallurgical coal is a key component of the blast furnace steelmaking process. North American metallurgical mines are primarily located in the Appalachian area of the eastern United States, and supply all of the requirements of the steel industry. Metallurgical coals are generally classified as high, medium or low volatile. Volatiles are products, other than water, that are released as gas or vapor when coal is converted to coke. Carbon is what remains when the volatiles are released.

Imported metallurgical coal has historically been un-economic due to transportation costs. Supply in excess of what can be consumed in North America is exported to the seaborne market to buyers in Europe, South America, Africa, India and Asia. Metallurgical coal is transported by truck, rail and barge to coke batteries. Metallurgical coal contracts in North America frequently are calendar year contracts where both prices and volumes are fixed in the third or fourth quarter for the following calendar year.

The United States is the second largest global supplier to the seaborne metallurgical coal market behind Australia. U. S. producers, with their variable production volumes, generally serve as a swing supplier to the international metallurgical coal market. U. S. metallurgical coal exports compete with Australian metallurgical coals that are generally produced at lower cost, but are geographically disadvantaged to supply Western Europe. Conversely, Australian production has a much shorter logistical route to East Asian customers. Any supply shortfall out of Australia, or increase in global demand beyond Australia’s capacity, has historically been serviced by U. S. coal producers.

Export metallurgical coal pricing is determined utilizing a series of indices from a number of independent sources and is adjusted for coal quality. Contracted volumes have terms that vary in duration from spot to one year, rarely exceeding one year. In some cases, indices are used at the point that the coal changes hands. In other cases, an average over time may be utilized. When the term “benchmark” is still utilized, it too is determined based on index values, typically for the preceding three months.

According the Federal Reserve Bank of St. Louis, US steel capacity utilization is currently 52%. Prior to the COVID-19 pandemic, the utilization rate had been steady since 2017 at 75%-80%. In early 2020, steel plant utilization was at 80.7%. The recent plunge in steel capacity utilization is due to the shutdown of the manufacturing economy. We anticipate that as steel plants reopen, utilization will rise back to pre-COVID-19 levels and that metallurgical coal prices will recover to the $90 level seen in early 2020. For mid-vol metallurgical grade coal, the market could be better with sales of $80 and $200 per ton documented in central Appalachia over the last five years

Globally, steel consumption has risen steadily since 2017, and U.S. steel production is forecast to increase through at least 2022. Our assets are in excellent proximity to the end user market for metallurgical coal. We have identified 17 coke plants in the greater Ohio Valley and Great Lakes regions, with seven of these categorized as major domestic coke plant operators. All of these facilities are supplied via rail with coal from mines in central and northern Appalachia.

How We Plan To Market Our Coal

We plan to market to U. S.-based blast furnace steel mills and U. S.-based coke plants. When at full production, we may additionally market limited amounts annually to specialty coal customers, such as foundry coke, activated carbon products, and specialty metal producers. [more info/detail needed]

Competition

Our principal domestic competitors include Blackhawk Mining, LLC, Coronado Global Resources, Inc., Corsa Coal Corp, Arch Coal, Inc., Contura Energy, Inc. Ramaco Resources, Inc. and Warrior Met Coal, Inc. All of these companies are well established with significant market share and are better able to compete in the metallurgical coal market than we are. We expect to effectively compete on basis of price.

Laws and Regulations Governing Our Business

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs.

Due in part to these extensive and comprehensive regulatory requirements and ever-changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. The following is a summary of the various federal and state environmental and similar regulations that have a material impact on our business:

Surface Mining Control and Reclamation Act. SMCRA establishes operational, reclamation and closure standards for our mining operations and requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. SMCRA also stipulates compliance with many other major environmental statutes, including the CAA, the CWA, the ESA, RCRA and CERCLA. Permits for all mining operations must be obtained from the United States Office of Surface Mining Reclamation and Enforcement (“OSMRE”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in a state which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs.

Abandoned Mine Lands Fund. SMCRA also imposes a reclamation fee on all current mining operations, the proceeds of which are deposited in the AML Fund, which is used to restore unclaimed and abandoned mine lands mined before 1977. The current per ton fee is $0. 28 per ton for surface-mined coal and $0. 12 per ton for underground-mined coal. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements.

Mining Permits and Approvals. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state, and local authorities data detailing the effect or impact that any proposed exploration project for production of coal may have upon the environment, the public and our employees. The governing laws, rules, and regulations authorize substantial fines and penalties, including revocation or suspension of mining permits under some circumstances. Monetary sanctions and, in certain circumstances, even criminal sanctions may be imposed for failure to comply with these laws. In order to obtain mining permits and approvals from state regulatory authorities, mine operators must also submit a reclamation plan for restoring the mined property to its prior condition, productive use or other permitted condition. The conditions of certain permits also require that we obtain surface owner consent if the surface estate has been split from the mineral estate.

Financial Assurance. Federal and state laws require a mine operator to secure the performance of its reclamation and lease obligations under SMCRA through the use of surety bonds or other approved forms of financial security for payment of certain long-term obligations, including mine closure or reclamation costs.

Mine Safety and Health. The Mine Act and the MINER Act, and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act. West Virginia has similar programs for mine safety and health regulation and enforcement. The various requirements mandated by federal and state statutes, rules, and regulations place restrictions on our methods of operation and result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity.

Workers’ Compensation and Black Lung. We will be insured for workers’ compensation benefits for work related injuries that occur within our United States operations. However, West Virginia’s workers’ compensation act provides a much broader exception to workers’ compensation immunity. The exception allows an injured employee to recover against his or her employer where he or she can show damages caused by an unsafe working condition of which the employer was aware that was a violation of a statute, regulation, ruler consensus industry standard. These types of lawsuits are not uncommon and could have a significant impact on our operating costs. In addition, we will obtain, from a third-party insurer a workers’ compensation insurance policy, which includes coverage for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969 and the Mine Act, as amended. Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must pay federal black lung benefits to claimants who are current and former employees and also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to January1, 1970.

Clean Air Act. The CAA and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include CAA permitting requirements and emission control requirements relating to air pollutants, including particulate matter such as fugitive dust. The CAA indirectly affects coal mining operations by extensively regulating the emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired power plants. In addition to the GHG issues discussed below, the air emissions programs that may materially and adversely affect our operations, financial results, liquidity, and demand for our coal, directly or indirectly.

Global Climate Change. Climate change continues to attract considerable public and scientific attention. The emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of greenhouse gas emissions. We are principally focused on metallurgical coal production, which is not used in connection with the production of power generation.

Clean Water Act. The CWA and corresponding state laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. Likewise, permits are required under the CWA to construct impoundments, fills or other structure in areas that are designated as waters of the United States. Prior to discharging any pollutants into waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Failure to comply with the CWA or NPDES permits can lead to the imposition of significant penalties, litigation, compliance costs and delays in coal production.

Resource Conservation and Recovery Act. RCRA and corresponding state laws establish standards for the management of solid and hazardous wastes generated at our various facilities. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past hazardous waste treatment, storage and disposal practices. In addition, RCRA requires certain of our facilities to evaluate and respond to any past release, or threatened release, of a hazardous substance that may pose a risk to human health or the environment. Currently, certain coal mine wastes, such as earth and rock covering a mineral deposit (commonly referred to as overburden) and coal cleaning wastes, are exempted from hazardous waste management under RCRA. Any change or reclassification of this exemption could significantly increase our coal mining costs.

Comprehensive Environmental Response, Compensation and Liability Act. CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Although the EPA excludes most wastes generated by coal mining and processing operations from the primary hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA

Endangered Species and Bald and Golden Eagle Protection Acts. The ESA and similar state legislation protect species designated as threatened, endangered or other special status. The U. S. Fish and Wildlife Service (the “USFWS”) works closely with the OSMRE and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. Several species indigenous to the areas in which we operate area protected under the ESA. The Bald and Golden Eagle Protection Act prohibits taking certain actions that would harm bald or golden eagles without obtaining a permit from the USFWS.

Use of Explosives. Our surface mining operations are subject to numerous regulations relating to blasting activities. Due to these regulations, we will incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring.

National Environmental Policy Act. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment, such as issuing a permit or other approval. In the course of such evaluations, an agency will typically prepare an environmental assessment to determine the potential direct, indirect and cumulative impacts of a proposed project.

Other Environmental Laws. Additional laws include but are not limited to the Safe Drinking Water Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

Our Management

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We do not have any employees, other than our directors and executive officers.

Name	Age	Position	Director Since
Kenneth D. Bland	58	Director and Chief Executive Officer	Inception
Jonathan C. Gruchy	31	Chief Financial Officer	N/A
Jackson L. Morris	76	Corporation Secretary	N/A
Allison A. Pease	59	President & Chief Operating Officer	N/A

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Management Biographies

Below are biographical summaries for our management team of 10sion Energy.

Kenneth D. Bland is our sole director and chief executive officer on a full-time basis. He served as VP of sales 2006-2010 and Chief Executive Officer 2010-2013 of Worldwide Internet, Inc. He implemented an emergency response broadcast technology, which he created, and has been the sole member of Briken LLC which developed live streaming video technology. Until 2019, he was the CEO of SixtySix Oilfield Services, and has held senior executive positions in management, finance, sales and marketing at telecommunications companies including, Phone Two Communications, Broadwin Communications and AT&T. He attended Rutgers University (1983-1987).

Jonathan C. Gruchy is our chief financial officer on a full-time basis. Mr. Gruchy has served in accounting and management roles in a variety of industries over the last eight years. Mr. Gruchy started his career at CitiGroup as a Financial Analyst in 2012 and worked until 2015. He was then hired as a Financial Controller with a heavy machinery manufacturer from 2015 to 2020. He also serves a variety of clients offering services in accounting, management, and taxation under his firm GRUCHY CPA, which opened in 2017 and continues to the present day. He earned a B.S. in Accounting from the University at Buffalo (2012) and is a certified public accountant in New York as of 2015.

Jackson L. Morris is our corporation secretary, serves as a courtesy incidental to his services as our independent corporate and securities counsel. Mr. Morris has practiced law beginning 1971 and been engaged in the private practice of law since 1975, maintaining his own practice in the Tampa Bay area since 1993. Mr. Morris focuses his practice in corporate, securities and business transaction law. Mr. Morris earned a B.A. degree in economics from Emory University (1966), a J.D. degree from Emory University Law School (1969) and a L.L.M. degree in Federal Taxation from Georgetown Law School (1974).

Allison A. Pease is our president and chief operating officer on a full-time basis. Ms. Pease served in the oil & gas industry from 1984-2016 in locations such as Nigeria, Vietnam, and the United Kingdom. She worked at Mobil Oil Corporation for much of her career as an exploration and production geophysicist in basins worldwide. She also managed global IT and applications for geoscientists and engineers. She was the senior geophysicist for Exco Resources from 2013-2016 and responsible for drilling programs and budgets in the Eagle Ford, Buda and Haynesville. She earned a B.Sc. in Geophysical Engineering from Colorado School of Mines with a minor in Environmental Science (1983) and a M.B.A. in Marketing from the University of Phoenix (2006).

Compensation of Directors and Executive Officers

We have not paid any cash or other compensation to our executive officers inception. We do not compensate our directors other than their compensation as executive officers. The following table presents information about cash and non-cash compensation we intend to pay to our executive officers annually beginning commencement of operations.

Name	Position	Planned Annual Cash Compensation
Kenneth D. Bland	Chief Executive Officer	$75,000
Jonathan C. Gruchy	Chief Financial Officer	$75,000
Jackson L. Morris	Corporation Secretary	$75,000	(1)
Allison A. Pease	Chief Operating Officer	$75,000
(1) For legal services.

Employment Contracts

We do not have employment agreements with our executive officers. We may consider entering into employment agreements in the future.

Who Owns Our Common Stock

Our principal stockholders are set forth in the following table. These principal stockholders include:

●	each of our directors and executive officers,
●	our directors and executive officers as a group, and
●	others who we know own more than five percent of our issued and outstanding equity securities.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

	Number		Percentage(1)
Name/Class	Before	After(2)	Before	After(2)
Kenneth D. Bland
Series A Preferred Stock(3)	3,000,000	3,000,000	80.00%	80.00%
Jonathan C. Gruchy
Common Stock	1,666,667	1,666,667	6.67%	5.56%
Jackson L. Morris
Common Stock	1,666,667	1,666,667	6.67%	5.56%
Allison A. Pease
Common Stock	1,666,667	1,666,667	6.67%	5.56%
All directors and executive officers as a group, 4 persons
Series A Preferred Stock(3)	3,000,000	3,000,000	80.00%	80.00%
Common Stock	5,000,001	5,000,001	20.00%	16.67%

(1) Based on total equity, treating as converted the Series A Preferred Stock to be issued.
(2) Assumes we sell all 1,000,000 shares offered by this offering circular.
(3) The Series A Preferred Stock will be convertible into a number of common shares equal to 80% of the total issued and outstanding common shares.

Management of Our Joint Venture Partner

Biographical information about the management of our joint venture partner is provided below. [this info should parallel that provided about our management]

Paul Moran is the operations manager of MacArthur and will be he operations manager of our joint venture subsidiary. He has twenty-five years of experience in the Greenbrier, Fayette & Nicholas Counties of West Virginia, mining mid & low volatile metallurgical coal, and has compiled reserve information that covers the entire coal field. He has worked for Quinwood Coal Company, Covington Coal Company, and High Wall Mining Company among others. In addition, he served as a mining consultant during which his efforts received a reclamation award for using new methods in providing excellent grass cover along with tree growth. He has also been the recipient of a reclamation award from the state of West Virginia. He has a long record of producing 35,000-50,000 tons of clean metallurgical coal monthly. He earned a B.A in History and Political Science from Central Connecticut State University.

Mike Hill is the mine superintendent of MacArthur and he will be the mine superintendent of our joint venture subsidiary. He has fifty years of experience in the mining industry as a section foreman, mine foreman, safety director, and mine superintendent in charge of contract miners. His experience spans West Virginia and Kentucky and includes surface and underground operations as well as reclamation. He holds certifications in West Virginia and Kentucky for Mine Emergency Technician, Surface Mine Foreman and Deep Mine Foreman. He received a national award as the captain of two mine rescue teams as well as the Professional Miners Award from the Holmes Safety Association.

Related Party Transactions

We have not engaged in any related party transactions, not including compensation transactions and stock issuance transactions in connection with our founding beginning at inception to date of this offering circular.

Description of Shares We Are Offering

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Florida corporation law. We are authorized to issue 600,000,000 shares of common stock, $0.001 par value per share. At the date of this offering circular, we have 5,000,001 shares of common stock issued and outstanding. If we sell all of the shares offered by this offering circular, we will have 6,000,001 shares of common stock issued and outstanding. Holders of our common stock:

●	have one vote per share on election of each director and other matters submitted to a vote of stockholders;
●	have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;
●	re entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights; and
●	do not have cumulative voting rights.

As soon as our Articles of Incorporation receive a document number from the Florida Secretary of State, Division of Corporations, we will amend our charter documents to authorize 7,000,000 shares of undesignated preferred stock, eligible for designation by the board of directors without stockholder approval, and 3,000,000 shares of Series A Preferred Stock to be issued to Mr. Bland as founder’s shares. The issuance of the preferred stock will have the following affects on our common stock. All shares of our common stock outstanding, regardless of the number, including shares we sell pursuant to this offering circular, have a right to vote an aggregate of twenty percent of all votes cast for the election of directors and on any other matter subject to stockholder approval. The Series A Preferred Stock will the right to vote the balance of eighty percent of all votes cast. Holders of common stock and the holderof the preferred stock will vote together as a single group (in pari passu) on all matters subject to stockholder approval. For illustration, based on 6,000,001 shares of common stock issued and outstanding, assuming we sell all of the shares pursuant to this offering circular, the common stock has an aggregate of 6,000,001 votes (one vote per share) and the preferred stock has an aggregate of 24,000,004 votes (eight votes per share). Accordingly, holders of common stock, regardless of the number of issued and outstanding shares will vote not more than twenty percent of all votes cast and will not be able to elect any directors or approve or effectively oppose any actions or transactions requiring stockholder approval. Likewise, all shares of our common stock outstanding, regardless of the number, represent twenty percent of total equity, because the Series A Preferred Stock will have a right to convert into a number of shares of common stock equal to eighty percent of total issued and outstanding common stock computed after the conversion. The Series A Preferred Stock will be entitled to receive eighty percent of distributions in liquidation and a ten percent non-cumulative dividend prior to any dividend on common stock. The preferred stock will not participate in liquidating distributions until holders of our common stock have received liquidating distributions equal to the highest price at which we have ever sold common stock.

We plan to engage Signature Stock Transfer Inc. as our transfer agent. Its address is 14673 Midway Road, Suite #220, Addison, Texas 75001, whose phone number is (972) 612-4120 and whose email address is info@signaturestocktransfer.com.

Legal Matters

Certain legal matters with respect to the validity of the shares of common stock to be distributed pursuant to this offering circular will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida. Mr. Morris owns 1,666,667 shares of our common stock.

Experts

We have not relied on any experts for audit of our financial statements.

Where You Can Find More Information About Us

We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this offering circular. This offering circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Index to Financial Statements

10sion Energy Incorporated

Financial Statements

(unaudited)

10SION ENERGY INCORPORATED
CONSOLIDATED BALANCE SHEETS
July 17, 2020 (date of inception)
(unaudited)

July 17, 2020
ASSETS
Current Assets
Cash and Cash Equivalents	$—
Net Receivables	—
Inventory	—
Other Current Assets	—
Total Current Assets	—

Non Current Assets
Long Term Investments	—
Property Plant and Equipment	—
Total Non Current Assets	—

Total Assets	$—

LIABILITIES
Current Liabilities
Accounts Payable	$—
Convertible Debt	—
Other Current Liabilities	—
Total Current Liabilities	—

Noncurrent liabilities
Long Term Debt	—
Total Non Current Liabilities	—

Total Liabilities	$—

STOCKHOLDERS’ EQUITY
Series A Preferred Stock, par value $0.001 per share, 10,000,000 authorized, 3,000,000 shares issued and outstanding at inception	$3,000
Common Stock, par value $0.001 per share, 600,000,000 authorized. 5,000,001 issued and outstanding at inception	5,000
Income for Period	—
Retained Earnings	—
Capital Surplus	(8,000)
Other Stockholder Equity	—
Total Stockholder Equity	—
Total Liabilities & Equity	$—

The notes are an integral part of these financial statements.

10SION ENERGY INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
July 17, 2020 (date of inception)
(unaudited)

July 17, 2020
Gross Revenue	$—
Cost of Goods	—
Gross Profit	—

Selling, General and Administrative	—
Operating Income	—

Earnings Before Interest and Tax	—
Interest Expense	—
Earnings Before Tax	—
Income Tax	—
Net Income Continuing Operations	—

Net Income	$—

The notes are an integral part of these financial statements.

10SION ENERGY INCORPORATED
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
July 17, 2020 (date of inception)
(unaudited)

	Common stock par	Common stock excess of par	Retained earnings	Accumulated other comprehensive income	Net income	Total
July 17, 2020
Stock Issuance: 3 Million preferred shares	$3,000	$—	$—	$(3,000)		$—
Stock Issuance: 5 Million common shares	5,000	—	—	(5,000)	—	—
July 17, 2020	$8,000	$—	$—	$(8,000)	$—	$—

The notes are an integral part of these financial statements.

10SION ENERGY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
July 17, 2020 (date of inception)
(unaudited)

July 17, 2020
Net Income	$—

Operating Activities
Depreciation	—
Adjustments to Net Income	—
Changes in Other Liabilities	—
Changes in Accounts Payable	—
Changes in Accounts Receivables	—
Changes in Inventories	—
Changes in fixed assets	—
Changes in Other Operating Activities	—
Total Cash Flow From Operating Activities	—

Investing Activities
Capital Expenditures	—
Investments	—
Other Cash Flows From Investing Activities	—
Total Cash Flow From Investing Activities	—

Financing Activities
Dividends Paid	—
Sale/Purchase of Stock	—
Proceeds from owner’s investment	—
Other Cash Flows From Financing Activities	—
Total Cash Flow From Financing Activities	—

Effect of Exchange Rate Changes	—
Change in Cash and Cash Equivalents	—

Cash at beginning of period	—
Net cash increase (decrease) for period	—
Cash at end of period	$—

The notes are an integral part of these financial statements.

10SION ENERGY INCORPORATED

NOTES TO FINANCIAL STATEMENTS

JULY 17, 2020 (DATE OF INCEPTION)

(unaudited)

1. SUMMARY DESCRIPTION OF BUSINESS

General Development and Narrative Description of Business – The Company was incorporated on July 17, 2020 (date of inception) in Florida for the purpose of engaging in a joint venture to mine and market metallurgical coal on properties subject to mining leases.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Company financial statements are unaudited and have been compiled following United States GAAP (Generally Accepted Accounting Principles).

Revenue Recognition –The Company follows ASC 606 2014-09 Revenue from Contracts with Customers. This involves identifying the contract with the customer, identify separate performance obligations, determine the transaction price, allocate the transaction price to the separate performance obligations, and then recognize revenue when (or as) performance obligations are satisfied. Our revenue is derived from contracts for the sale of coal which is recognized at the point in time control is transferred to our customer. As of the dates reported for financials, we have recognized no revenue from the sale of coal.

Inventories – Inventories are measured at the lower of cost and net realizable value. The cost of inventory is based on the weighted average principle for finished goods and on the standard cost principle for raw materials and work-in-progress for inventories that are manufactured. Cost includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and selling expenses. The inventory we expect to reporting future periods will be the mined coal from properties. As of the date of reported financials, we have reported $0 in inventory as production has not commenced.

Cash and Cash Equivalents - All highly liquid investments with original maturities of nine months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are used in, but not limited to, certain receivables and accounts payable and the provision for uncertain liabilities. Actual results could differ materially from those estimates.

Mine development costs – The Company expects to incur mine development costs in the future. Mine development costs represent the costs incurred to prepare future mine sites for mining. These costs include costs of acquiring, permitting, planning, research, and establishing access to identify mineral reserves and other preparations for commercial production as necessary to develop and permit the properties for mining activities. As of the date of the reported financial statements, we have incurred $0 in development costs.

Income Taxes - The Company is subject to income taxes in the United States. Income tax expense (benefit) is provided for using the asset and liability method. Deferred income taxes are recognized at currently enacted tax rates for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial reporting purposes. Deferred taxes are provided for the undistributed earnings as if they were to be distributed. The tax rate for future periods is affected by the estimated valuation allowance against the Company’s deferred tax assets. The Company regularly reviews its deferred tax assets for recoverability taking into consideration such factors as recurring operating losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. The authoritative guidance issued by the FASB requires the Company to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards - The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, include those not yet effective, is not anticipated to have a material effect on the financial position or results of operation of the Company.

5. SHAREHOLDERS’ EQUITY

At July 17, 2020( date of inception), the total number of shares of all classes of stock, which the Company has authority to issue is 600,000,000 of common stock par value $0.001, of which 5,000,001 shares have been issued for services performed and to be performed valued at par of $5,000. The Company is committed to issue to its founder 3,000,000 shares of Series A Preferred Stock par value $0.001 valued at par of $5,000 when the articles are amended to authorized the preferred shares and an additional 7,000,000 preferred shares, the terms of series and class to be determined by the board of directors. The Series A Preferred Stock, when authorized and issued, will represent eighty percent of total equity securities at all times.

6. COMMITMENTS AND CONTINGENCIES

The Company has no commitments or contingencies.

8. CONTRACTUAL ARRANGEMENTS

The Company has no contractual arrangements.

9. SUBSEQUENT EVENTS

The Company has no subsequent events as of the date of this filing.

PART III—EXHIBITS

Item 16.	Index to Exhibits

2(a)(1)	Articles of Incorporation(to be filed by amendment – filed with Florida electronically and not available for download at date)
2(a)(2)	Form of Articles of Amendment (to be filed by amendment)
2(b)	Bylaws
4.1	Form of Subscription Agreement
4.2	Letter of intent to acquire leases (redacted)
4.3	Letter of intent to form joint venture (to be filed by amendment)
11(b)	Consent of counsel (included in Exhibit 12)
12	Amended Opinion re: legality

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on July 21, 2020.

10sion Energy Incorporated

By: /s/ Kenneth D. Bland
Kenneth D. Bland, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Kenneth D. Bland	Director, Chief Executive Officer	July 21, 2020
Kenneth D. Bland

/s/ Jonathan C. Gruchy	Chief Financial Officer	July 21, 2020
Jonathan C. Gruchy

/s/ Allison A. Pease	Chief Executive Officer	July 21, 2020
Allison A. Pease